Exhibit 99.3
FOR IMMEDIATE RELEASE
REGENERON SIGNS LEASE FOR NEW HEADQUARTERS FACILITY
TO BE BUILT IN WESTCHESTER COUNTY, NY
Tarrytown, NY (December 21, 2006) – Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today signed a 15-year lease with BioMed Realty Trust, Inc. for a new corporate headquarters and research and development complex to be constructed adjacent to its current facility at the Landmark at Eastview in the Town of Greenburgh in Westchester County, New York. Regeneron also has the option to extend the lease for three additional 5-year periods.
The state-of-the-art complex will consolidate Regeneron’s 440 Tarrytown-based employees, currently scattered among six buildings, into a three-building, interconnected campus. The new facilities will include approximately 194,000 square feet of laboratory and office space in two buildings to be constructed by BioMed Realty Trust over the next two years. The Company will also retain its 27,000 square foot specialized VelociGene® research facility in an existing building at the Landmark at Eastview. The new buildings will incorporate energy efficient technologies along with an open and flexible design that will enhance workplace interactions.
“This new, custom-designed facility supports our efforts to position Regeneron for the future. We have in place an ambitious business strategy built around our existing product candidates, robust scientific research programs, and an antibody technology platform that we intend to use to expand our clinical pipeline. The generous incentives we have received from New York State, the Town of Greenburgh, and the Westchester County IDA allow us to remain in our current location in Westchester County, NY. Further, the new facility will incorporate efficient design features and technologies that will enhance our business operations and provide cost-efficiencies,” stated Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron.
About Regeneron
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of cancer, eye diseases, and inflammatory diseases and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended September 30, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contact Information:
Kimberly Chen
Media Relations
(212) 845-5634
kchen@biosector2.com
Additional information about Regeneron and recent news releases are available on Regeneron’s worldwide web site at www.regeneron.com